Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Trust of Arizona (the "Trust") was held on November 11,
2009. The holders of shares representing 85% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Dollar Amount of  Votes:

	Trustee		For	Withheld

	Tucker Hart Adams	$254,368,885	$9,198,893
	Ernest Caldero'n	$255,776,587	$7,791,181
	Thomas A. Christopher	$255,828,769	$7,739,000
	Gary C. Cornia		$255,699,971	$7,867,808
	Grady Gammage, Jr.	$255,466,173	$8,101,606
	Diana P. Herrmann	$255,536,354	$8,031,425
	Lyle W. Hillyard		$255,460,035	$8,107,733
      	John C. Lucking	$255,526,352	$8,041,417
	Anne J. Mills		$255,680,953	$7,886,816


2. To act on the selection of Tait, Weller & Baker LLP as the Trust's independent registered public accounting firm.


Dollar Amount of  Votes:

	For		Against		Abstain

	$246,424, 388		$5,653,188		$11,490,182